Exhibit 99.1

Gary Thompson – Media	Jennifer Chen – Investors
Caesars Entertainment Corporation	Caesars Entertainment Corporation
(702) 407-6529	(702) 407-6407

Caesars Entertainment Announces Sale of $2.2 Billion of Assets to Caesars Growth Partners

Represents First of Anticipated Steps to Address Capital Structure of CEOC Subsidiary

LAS VEGAS, March 3, 2014 – Caesars Entertainment Corporation (NASDAQ: CZR) today announced it has entered into a definitive agreement to sell Bally’s Las Vegas, The Cromwell (formerly Bill’s Gamblin’ Hall & Saloon), The Quad and Harrah’s New Orleans to Caesars Growth Partners, LLC for a purchase price of $2.2 billion, including assumed debt of $185 million and committed project capital expenditures of $223 million, resulting in anticipated cash proceeds of $1.8 billion. The transaction is expected to close in the second quarter of 2014, subject to certain closing conditions, including the receipt of required regulatory approvals. These actions are part of ongoing efforts to address Caesars Entertainment Operating Company, Inc.’s (“CEOC”) overall capital structure and position that subsidiary of Caesars Entertainment to enhance equity value.

Caesars Entertainment and its affiliated companies will manage the purchased properties, allowing continued integration with the Total Rewards network and related synergies. The sale of Bally’s, The Cromwell, The Quad and Harrah’s New Orleans to Caesars Growth Partners preserves the network value of the four properties while enhancing liquidity at CEOC. The sale also includes a financial stake in the associated management fee stream. This asset sale will also facilitate new investment in these properties, some of which require considerable capital expenditures to realize their full potential as part of Caesars’ network at the center of the Las Vegas Strip.

The asset sale was negotiated and unanimously recommended by special committees comprised of independent members of the boards of directors of Caesars Entertainment Corporation and Caesars Acquisition Company (NASDAQ: CACQ), the managing member of Caesars Growth Partners. Centerview Partners and Duff & Phelps served as financial advisors to the special committee of Caesars Entertainment Corporation and Reed Smith LLP served as the committee’s legal counsel. With this transaction, Caesars Acquisition Company has announced a $223 million renovation of The Quad Resort & Casino.

“Since being taken private near the beginning of the global financial crisis, we have faced an incredibly challenging business environment and a highly leveraged capital structure. Despite these obstacles, we have invested significantly in the growth of our network and the enhancement of our assets while concurrently deploying a wide array of financial and operational tools to manage the company’s capital structure and create value,” said Gary Loveman, chairman and chief executive officer of Caesars Entertainment. “Entering 2014, I am very excited about our new customer offerings. Across our network, we have recently opened or will open promising new projects and amenities, such as The LINQ and High Roller and upgrades throughout Las Vegas. We also share in the economic benefits associated with Caesars Growth Partners, including considerable growth last year at Caesars Interactive Entertainment, Inc., through social and mobile games and the launch of real-money online gaming in Nevada and New Jersey.”

Caesars Entertainment today has a market capitalization of approximately $3.5 billion and is now comprised of three primary structures: Caesars Entertainment Resort Properties (CERP), its interest in Caesars Growth Partners, LLC (CGP), a joint venture in which Caesars Entertainment holds a 58% economic interest, and CEOC. CERP is made up of six casino properties, predominantly in Las Vegas, as well as The LINQ development and the Octavius Tower at Caesars Palace. Caesars Growth Partners owns Caesars Interactive Entertainment as well as the Planet Hollywood Resort in Las Vegas, a 41% interest in Horseshoe Baltimore and the assets that will be acquired through this transaction. Caesars Growth Partners’ managing member is Caesars Acquisition Company, a nearly $2 billion market capitalization publicly traded company.

“Today’s asset sales mark an important step in our ongoing efforts to repair CEOC’s balance sheet,” Loveman said. “Caesars Entertainment and Caesars Acquisition Company have a combined equity market capitalization of more than $5 billion. To build equity value, we have employed a full complement of operating and financial tools. The toolbox, which includes cost management, working capital management, operational improvements, acquisitions, asset sales, credit agreement amendments, innovative operating strategies, exchange offers and equity raises, has helped to create two stable entities. The company expects to deploy a similar array of tools to improve CEOC’s financial position and build equity value.”

Pro forma for this transaction, CEOC will have in excess of $3.2 billion in cash as of December 31, 2013. CEOC will also be relieved of potential capital expenditure requirements for the purchased properties. CEOC intends to use a portion of the proceeds from the asset sales to reduce bank debt.

In addition to financial and capital structure initiatives, Caesars is focused on generating additional operational efficiency in 2014. In 2013, the company implemented a program to both improve its working capital and excess cash by $500 million and to generate $500 million of operating and EBITDA improvements. Through this plan, the company has made substantial progress towards that goal and expects the program to benefit CEOC this year. The company plans to provide updates on additional achievements during 2014. The recent ratification of a new long-term labor agreement in Nevada presents Caesars with a stable platform for growth opportunities, particularly in the hospitality and entertainment segments.

Preliminary Fourth Quarter 2013 Financial Results

Separately, Caesars Entertainment announced preliminary results for the fourth quarter of 2013 that include consolidated results for Caesars Growth Partners. The company expects to report its financial results for the quarter and full-year ended December 31, 2013 in March.

Commenting on the results, Loveman concluded: “2013 was a year of considerable progress and activity for Caesars. We significantly invested in growth projects and undertook a number of actions designed to enhance the company’s capital structure and create value. For the fourth quarter, performance in some of our regional areas, particularly Atlantic City, was disappointing. We are, however, encouraged by volume and visitation trends in Las Vegas. We are excited about our prospects there fueled by organic growth as well as our hospitality investments.”

While Caesars Entertainment has not yet completed its financial statements for the quarter ended December 31, 2013, the company currently expects consolidated net revenue to be in the range of approximately $2,050 million to $2,110 million and that its Adjusted EBITDA will be in the range of approximately $395 million to $415 million for the quarter ended December 31, 2013. Estimated net loss attributable to Caesars Entertainment for the quarter ended December 31, 2013 is expected to range between $1,700 million and $1,820 million, compared to net loss attributable to Caesars Entertainment of $480.3 million for the quarter ended December 31, 2012.

Consolidated net revenues for the fourth quarter of 2013 are expected to increase slightly as compared to the prior year primarily due to the combination of increases in pass-through reimbursable management costs, growth at Caesars Interactive Entertainment and declines in promotional allowance, offset by lower casino revenue. The decline in casino revenue is primarily attributable to continued weakness in certain domestic markets outside of Nevada and the impact on revenues resulting from the partial sale of our Conrad Punta del Este, Uruguay casino in the second quarter 2013. Adjusted EBITDA is expected to be down slightly as compared to the prior year due to the decline in casino revenues. Net loss attributable to Caesars Entertainment for the fourth quarter of 2013 as compared to 2012 is expected to increase as a result of significantly larger impairments of tangible and intangible assets in 2013 as compared to the prior year quarter, as well as the income impact of lower casino revenues, and increased interest expense, partially offset by lower depreciation due to certain assets becoming fully depreciated early in 2013.

A reconciliation of estimated net loss attributable to Caesars Entertainment, its most comparable measure in accordance with GAAP, to estimated Adjusted EBITDA for the quarter ended December 31, 2013 and a reconciliation of historical net loss attributable to Caesars Entertainment to Adjusted EBITDA for the quarter ended December 31, 2012 are provided below.

	Estimate for Quarter ended December 31, 2013		Quarter ended December 31, 2012

(In millions)	Low	High
Net loss attributable to CEC	$(1,700.0)	$(1,820.0)	$(480.3)
Interest expense, net of interest capitalized and interest income	550.0	590.0	521.8
Benefit for income taxes	(700.0)	(790.0)	(335.5)
Depreciation and amortization	170.0	190.0	239.2

EBITDA	(1,670.0)	(1,830.0)	(54.8)
Project opening costs, abandoned projects and development costs	15.0	25.0	24.3
Acquisition and integration costs	10.0	20.0	3.9
Losses/(gains) on early extinguishment of debt	40.0	60.0	(56.5)
Net income/(loss) attributable to non- controlling interests, net of distributions	(12.0)	(2.0)	0.8
Impairments of long-lived intangible and tangible assets	1,940.0	2,010.0	448.2
Non-cash expense for stock compensation Benefits	27.0	42.0	12.1
Gain on sale of discontinued operations			(9.3)
Other non-recurring or non-cash items	45.0	90.0	51.4

Adjusted EBITDA	$395.0	$415.0	$420.1

Conference Call Information

Caesars Entertainment Corporation (NASDAQ: CZR) will host a joint conference call with Caesars Acquisition Company (NASDAQ: CACQ) at 5:30 a.m. Pacific Time today, on Monday, March 3, 2014, to discuss the transaction and review preliminary fourth quarter results. The call will be accessible on the Investor Relations section of www.caesars.com.

If you would like to ask questions and be an active participant in the call, you may dial (877) 637-3676, or (832) 412-1752 for international callers, and enter Conference ID 3889366 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company’s website for 90 days after the event.

About Caesars Entertainment

Caesars Entertainment Corporation is the world’s most geographically diversified casino-entertainment company. Since its beginning in Reno, Nevada, 75 years ago, Caesars has grown through development of new resorts, expansions and acquisitions and now operates casinos on four continents. The company’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. We are committed to environmental sustainability and energy conservation and recognize the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Forward Looking Information

This release contains or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. The Company has based these forward-looking statements on its current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “expect,” “anticipate,” “intend,” “estimate,” “continue,” “present” or “preserve,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this release. These forward-looking statements, including, without limitation, those (i) relating to the sale of the casinos named in this press release, (ii) regarding preliminary and projected fourth quarter financial results, and (iii) relating to future actions, new projects, strategies, future performance, the outcome of contingencies, and future financial results, wherever they occur in this release, are necessarily estimates reflecting the best judgment of the Company’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth above and from time to time in the Company’s filings with the Securities and Exchange Commission.

In addition to the risk factors set forth above, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•	the ability to satisfy the conditions to the closing with respect to the sale of the casinos named in this press release, including receipt of required regulatory approvals;

•	the ability of Caesars Growth Partners to raise the financing to acquire the casinos named in this press release;

•	the sale of the casinos named in this press release may not be consummated on the terms contemplated or at all;

•	the impact of the Company’s substantial indebtedness and the restrictions in the Company’s debt agreements;

•	access to available and reasonable financing on a timely basis, including the ability of the Company to refinance its indebtedness on acceptable terms;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from cost savings programs, including the program to increase its working capital and excess cash by $500 million;

•	the ability of the Company’s customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	the effects of competition, including locations of competitors and operating and market competition;

•	the ability to recoup costs of capital investments through higher revenues;

•	the potential difficulties in employee retention and recruitment as a result of the Company’s substantial indebtedness or any other factor;

•	construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	severe weather conditions or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on the Company’s ability to attract customers to certain of its facilities, such as the amount of losses and disruption to the Company as a result of Hurricane Sandy in late October 2012.

In addition, the Company’s estimates for the quarter ended December 31, 2013 constitute forward-looking statements and are based upon Caesars Entertainment’s preliminary internal estimates and best judgment of its fourth quarter performance. The estimates for the quarter ended December 31, 2013 may be subject to adjustments in connection with the company’s routine year-end procedures. The company’s actual results for the fourth quarter may differ materially from its current estimates. The preliminary financial data for the quarter ended December 31, 2013 included above has been prepared by, and is the responsibility of, management.

You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.